FOR IMMEDIATE RELEASE

Date:	December 16, 2013
Contacts:	James Holly, President/CEO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES MANAGEMENT TRANSITION

Porterville, CA – December 16, 2013 – The Board of Directors of Sierra Bancorp (Nasdaq:BSRR), parent of Bank of the Sierra (the “Bank”), today announced the promotion of Kevin J. McPhaill to President and Chief Operating Officer of the Company and the Bank, effective January 1, 2014. James C. Holly, the current President and Chief Executive Officer, will continue to serve as CEO of the Company and the Bank.

Holly explained that the Board has temporarily separated the offices of President and CEO to allow for an orderly management succession with minimal disruption, and it is anticipated that Mr. McPhaill will ultimately be named as President and CEO. The timing for the final phase of the transition has not yet been determined.

“Kevin has a total of over 23 years of banking experience. He started with Bank of the Sierra in 2001, and advanced from vice president and branch manager to executive vice president and Chief Banking Officer in a relatively short time frame,” Holly noted. “We have full confidence that Kevin’s transition to his new role as President and Chief Operating Officer will be a smooth and natural progression thanks to his wealth of experience, familiarity with the Bank’s culture, and proven management abilities,” Holly concluded.

“I appreciate the confidence of the Board and Jim Holly as we transition into this new structure, and look forward to working with our executives and management team as we continue to focus on maximizing the Bank’s potential,” stated McPhaill.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 36th year of operations and at $1.4 billion in assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the bank’s ability to maintain current dividend payments or increase dividend payouts to shareholder, its ability to continue to generate record financial results, changes in economic conditions, interest rates and loan portfolio performance, and other factors detailed in the Company’s SEC filings. Sierra Bancorp undertakes no responsibility to update or revise any forward-looking statements.

###################################